EXHIBIT 10.3

JOHN DOE                                                April 1, 2013
ABC DEPARTMENT
MAIL CODE

Dear John:

Pursuant to the terms and conditions of the Company’s 2010 Long Term Incentive Plan (the “Plan”) and the attached Award Agreement (within the meaning of the Plan), you have been granted a Performance Stock Unit Award over a target number of shares of Stock as outlined below (the “Target Grant”). Capitalized terms that are not defined in this Notice of Grant are references to defined terms in the Plan or the Award Agreement to which this Notice of Grant is attached. This document is the “Notice of Grant” referred to in the Award Agreement.

Granted To:            JOHN DOE
Grant Date:            April 1, 2013
Performance Vesting Period:    January 1, 2013 ending December 31, 2015
Service Vesting Period:        April 1, 2013 ending April 1, 2016
Target Grant:             X,XXX

Subject to the terms of the Plan, the Award Agreement and this Notice of Grant, your satisfying the Service Vesting Period requirements set forth below and depending on the Company’s achievement of the Performance Goals specified below during the period beginning January 1, 2013 and ending December 31, 2015 (the “Performance Vesting Period”), you will be entitled to the number of shares of Stock, if any, based on a percentage of the Target Grant as determined below, with the maximum award equal to 150% of the Target Grant. The number of shares of Stock to be delivered under this Award shall be based upon the Company’s achievement of the following performance criteria (the “Performance Goals”) as certified by the Committee: (i) the Company’s diluted earnings per share from continuing operations (“EPS”) growth, as measured on the basis of the three-year compound annual growth rate (“CAGR”), on both an absolute basis and relative to the diluted EPS from continuing operations growth of the companies (the “Peer Group”) listed on Schedule A attached hereto (“EPS Goal”); and (ii) the three-year average of the Company’s return (from continuing operations) on average tangible common equity (“ROATCE”) on both an absolute basis and relative to the ROATCE of the Peer Group (“ROATCE Goal”) in accordance with the matrices as set forth on Schedule A attached hereto. Each of the EPS Goal and the ROATCE Goal shall be weighted 50% in determining payout of the Award. In order to be eligible to receive the number of shares of Stock determined in accordance with the foregoing, you must remain employed with the Company or one of its Subsidiaries through the third anniversary of the Grant Date set forth above (the “Service Vesting Period”) except as otherwise provided in the Performance Share Unit Agreement.
By your signature below, you and Regions agree that this Award is granted under and governed by the terms and conditions of the Plan, the Award Agreement and this Notice of Grant.

Amendment to 2012 Award Letter – As May be Applicable
It has recently come to the Company’s attention that, due to an administrative error, the June 1, 2012 award letter (the “2012 Award Letter”) mistakenly included a Performance Goal for the Company’s return on tangible equity (“ROTE”). The Performance Goal that the Committee intended to apply to the award was the Company’s return on average tangible common equity (“ROATCE”). By signing or accepting this Notice of Grant, you hereby agree that all references to “return on tangible equity” and “ROTE” in the 2012 Award Letter are replaced with references to “return on average tangible common equity” and “ROATCE”. Except for the amendment described above, the 2012 Award Letter remains outstanding in accordance with its terms.

Please sign one copy of this document and return it to Executive Compensation, Regions Center, 16th Floor in the enclosed pre-addressed interoffice envelope.

Signed:_______________________________________________________Date:__________________

Congratulations on your award and thank you for your continued service to Regions!

Regards,

Grayson Hall

PERSONAL & CONFIDENTIAL

PERFORMANCE STOCK UNIT AWARD AGREEMENT
Under the
REGIONS FINANCIAL CORPORATION
2010 LONG TERM INCENTIVE PLAN

You have been granted a Performance Award in the form of performance stock units (“PSUs”) over shares of Stock (the “Award”) under the Regions Financial Corporation 2010 Long-Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference as if fully set forth herein. This document sets out some of the specific terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. You should also pay particular attention to the Plan and its prospectus since they set forth other provisions applicable to your Award. Capitalized terms that are not defined in this Award Agreement are references to defined terms in the Plan or the Notice of Grant that is attached to this Award Agreement. The prospectus for the Plan and the Plan document itself provide you helpful information and explanations related to your grant. These documents are currently accessible by logging in to your account at Solium Shareworks, the online equity compensation management system for Regions Financial Corporation (“Regions”). If you do not have access to a personal computer and would like copies of the documents, please contact Executive Compensation at (205) XXX-XXXX. You should note that in the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of this Award Agreement will control.

The grant date of your Award, the date on which your Award vests and the vesting conditions for your Award are set forth in the enclosed grant notice (“Notice of Grant”). The number of PSUs referenced in the Notice of Grant is the target number of PSUs subject to this grant (“Target Grant”). The number of shares of Stock payable under this Award is contingent upon the extent to which the performance goals specified in the Notice of Grant (the “Performance Goals”) are determined to be achieved. Except as otherwise specified herein, at the end of the performance period (including any Service Vesting Period) specified in the Notice of Grant (the “Performance Period”), the Committee shall certify the level of achievement of the Performance Goals and shall determine the number of shares of Stock, if any, payable to you under this Award. In order to receive such shares of Stock, you must still be employed by Regions or one of its Subsidiaries through the end of the Performance Period (except as provided below). On such date, the number of shares of Stock payable under this Award will be issued and released to your control.

During the Performance Period, the PSUs will be accounted for by the Company in a bookkeeping account. Since this Award constitutes a grant of PSUs, there are no voting rights applicable to these PSUs. During the Performance Period, all ordinary cash dividends (as determined by the Committee in its sole discretion) that would have been paid upon shares of Stock underlying these PSUs (based on maximum achievement of the Performance Goals) had such shares of Stock been issued will be accumulated (and deemed reinvested in shares of Stock based on the then current value of a share of Stock) and paid at the time and based on the actual number of shares of Stock that are paid out under this Award (the “Dividend Equivalents”). Upon vesting of the PSUs and any Dividend Equivalents, you may elect to satisfy any federal tax withholding requirements in whole or in part by reducing the number of shares of Stock that would otherwise be issued to you, to the extent and in the manner allowed by the Plan.

If, prior to delivery of shares of Stock under this Award, any of the following events occurs, this Award will be treated as described below:

•
Your employment terminates due to your death, then as soon as practicable following your death, the Performance Period and any other trading restrictions imposed upon your Award will lapse, unless otherwise specifically prohibited by applicable laws, rules or regulations, and shares of Stock equivalent to the Target Grant under this Award will be issued to your estate.

•
Your employment terminates due to your Disability, then the Award will continue to vest in accordance with its terms and you will be entitled to receive the number of shares of Stock, if any, at the end of the Performance Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals) had your employment with Regions continued through the date of delivery of such Stock. In the event your employment terminates due to your Disability and your death occurs prior to the end of the Performance Period, then as soon as practicable following your death, the Performance Period and any other trading restrictions imposed upon your Award will lapse, unless otherwise specifically prohibited by applicable laws, rules or regulations, and shares of Stock equivalent to the Target Grant under this Award will be issued to your estate.

•
If, prior to delivery of shares of Stock under this Award and any time on or after November 30th of the year during which the Award is granted, you terminate your employment due to retirement (on or after age 65 or on or after you attain age 55 with 10 years of service), then the Award will continue to vest in accordance with its terms and you will be entitled to receive the number of shares of Stock, if any, at the end of the Performance Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals) had your employment with Regions continued through the date of delivery of such Stock.

•
If prior to payment of this Award the Company terminates your employment without Cause, then the Award will continue to vest in accordance with its terms and you will be entitled to receive the number of shares of Stock, if any, at the end of the Performance Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals) had your employment with Regions continued through the payment date, which amount shall be pro-rated for the portion of the Performance Period between the Grant Date and the date your employment terminated.

•
Notwithstanding anything in the Plan to the contrary, in the event a Change in Control occurs then, upon the Change in Control, the Award will convert to a Restricted Stock Unit over the number of shares of Stock underlying the Target Grant, which Restricted Stock Unit shall vest and become payable in accordance with the service-based vesting conditions set forth in the Notice of Grant, provided you are still employed by the Company as of such payment date. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or by you for Good Reason, in each case, within the twenty-four (24) month period following the Change in Control, such Restricted Stock Unit shall immediately vest and become payable.

Notwithstanding anything herein to the contrary, if this Award is determined to be “deferred compensation” within the meaning of Section 409A of the Code, if this Award becomes payable upon your separation from service with Regions and if you are a “specified employee” at the time of such separation from service, the shares of Stock described above shall be issued to you on the date that is six months after your separation from service, all as determined in accordance with Section 409A of the Code.

If your employment with Regions terminates during the Performance Period for any reason other than those listed above, your Award will be forfeited as of your termination date.

Any amounts paid or payable or shares of Stock delivered or deliverable under this Award shall be subject to claw-back and/or forfeiture in accordance with the terms of Applicable Law and the Company’s Compensation Recoupment Policy (or any successor policy thereto), in each case, as in effect from time to time.

By signing the enclosed Notice of Grant, you acknowledge that you accept this Award on the terms and conditions set forth in this Award Agreement and the Plan and you further acknowledge and agree as follows: (1) That this Award Agreement and the Plan set forth the entire agreement of Regions and you relating to the subject matter of this document and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Award Agreement which are not set forth herein; (3) that no provision of this Award Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Committee and is agreed to in writing signed by an officer of Regions actually authorized to do so, and (4) that this Award Agreement is binding on Regions’ successors and assigns. You also agree that Regions, the Board and the Committee, in their oversight and conduct of the business and affairs of Regions, may in good faith cause Regions to act or fail to act in a way that prevents this Award from vesting. This Award Agreement is not intended to and will not be interpreted to impose any liability upon Regions, the Board, the Committee or any officer, agent or employee of Regions for any forfeiture of the Award that results from such action or omission.

I congratulate you on your award and thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

By:

Name:    Grayson Hall
Title:    President and Chief Executive Officer